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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF SULLIVAN CROMWELL]

                                                              September 18, 1997

Commonwealth Industries, Inc.,
500 West Jefferson Street,
Louisville, Kentucky 40202-2833

Dear Sirs:

    In connection with the registration under the Securities Act of 1933 (the 'Act') of 5,750,000 shares (the 'Securities') of Common Stock, par value $.01 share, of Commonwealth Industries, Inc., a Delaware corporation (the 'Company'), and related stock purchase rights (the 'Rights') to be issued pursuant to the Stockholder Protection Rights Agreement, dated as of March 6, 1996 (the 'Rights Agreement'), between the Company and National City Bank, as Rights Agent (the 'Rights Agent'), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion,

        (1) When the registration statement relating to the Securities and the Rights (the 'Registration Statement') has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's certificate of incorporation, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

        (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

    In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at the time and, accordingly, is beyond the scope of such opinion.

    The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

    We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Prospectus. We also consent to the incorporation by reference of this opinion into a registration statement relating to the same class of securities covered by the Registration Statement that is filed with respect to the same offering pursuant to Rule 462(b) under the Act. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          SULLIVAN & CROMWELL